Exhibit 5.9

August 3, 2023

To: First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, Gonzalo Mercado, P. Geo., hereby consent to the references in the Registration Statement to my name and the technical report entitled “Jerritt Canyon Gold Mine, Elko County, Nevada, USA, NI 43-101 Technical Report on Mineral Resource Estimates” with an effective date of March 31, 2023 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ Gonzalo Mercado, P. Geo.
Gonzalo Mercado, P. Geo.